Exhibit d(3)a

MANNING & NAPIER FUND, INC.

INVESTMENT ADVISORY AGREEMENT

with

MANNING & NAPIER ADVISORS, LLC

THIS INVESTMENT ADVISORY AGREEMENT (“Agreement) is made as of the 21st day of August, 2017, by and between Manning & Napier Fund, Inc. , a corporation organized under the laws of the State of Maryland (the “Fund”), on behalf of the series of the Fund indicated on Schedule A (each, a “Series” and collectively, the “Series”), which may be amended from time to time by written instrument executed by the parties to add additional Series and Manning & Napier Advisors, LLC, a limited liability company organized under the laws of the State of Delaware (the “Advisor”).

WITNESSETH:

WHEREAS, the Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an open-end investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, each Series is a series of the Fund having its own investment objective or objectives, policies, limitations and separate assets and liabilities; and

WHEREAS, the Advisor is registered as an investment advisor under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engages in the business of providing investment management services; and

WHEREAS, the Fund, on behalf of each Series, desires to retain the Advisor to render advice and services to each Fund pursuant to the terms and provisions of this Agreement, and the Advisor desires to furnish said advice and services; and

WHEREAS, the Advisor agrees to serve as the investment advisor for each Series on the terms and conditions set forth herein; and

WHEREAS, the Advisor may retain one or more sub-advisors (the “Sub-Advisors”) to render portfolio management services to the Series pursuant to investment sub-advisory agreements between the Advisor and each such Sub-Advisor (each, a “Sub-Advisory Agreement”).

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties to this Agreement, intending to be legally bound hereby, mutually agree as follows:

1.    APPOINTMENT OF ADVISOR. The Fund hereby appoints the Advisor and the Advisor hereby accepts such appointment, to render investment advisory and related services to the Fund for the period and on the terms set forth in this Agreement, subject to the supervision and direction of the Fund’s Board of Directors (the “Board of Directors” or “Board”).

2.    DUTIES OF ADVISOR.

(a)            GENERAL DUTIES. Subject to the supervision of the Board of Directors, the Advisor shall act as investment advisor to each Series and shall supervise investments of each Series in accordance with the investment objectives, policies and restrictions of each Series as provided in each Series’ prospectus and statement of additional information, as currently in effect and as amended or supplemented from time to time, and in compliance with the requirements applicable to registered investment companies under applicable laws, including, but not limited to, the 1940 Act, the Commodity Exchange Act and the rules of the National Futures Association, and those requirements applicable to regulated investment companies under Subchapter M of the Internal Revenue

Code of 1986, as amended (“Code”). It is understood and agreed that the Advisor shall have no obligation to initiate litigation on behalf of the Fund.

Without limiting the generality of the foregoing, the Advisor shall: (i) furnish each Series with advice and recommendations with respect to the investment of each Series’ assets and the purchase and sale of portfolio securities and other investments for each Series, including the taking of such steps as may be necessary to implement such advice and recommendations (i.e., placing the orders); (ii) manage and oversee the investments of each Series, subject to the ultimate supervision and direction of the Fund’s Board of Directors; (iii) vote proxies for each Series (or delegate such responsibility to vote proxies), and file beneficial ownership reports required by Sections 13(f) and 13(g) of the Securities Exchange Act of 1934 (the “1934 Act”) for the Series; (iv) maintain records relating to the advisory services provided by the Advisor hereunder required to be prepared and maintained by the Advisor or the Series pursuant to applicable law; (v) furnish reports, statements and other data on securities, valuations of Series assets, economic conditions and other matters related to the investment of the Series’ assets which the officers of the Fund may reasonably request; and (vi) render to the Fund’s Board of Directors such periodic and special reports with respect to the Series’ investment activities as the Board may reasonably request; and (vii) have full authority to retain Sub-Advisors to provide certain investment advisory services to the Series, subject to the approval of the Board and the requirements of the 1940 Act. In accordance with clause (vii), the Advisor may delegate certain of its duties under this Agreement with respect to a Series to a Sub-Advisor or Sub-Advisors (including the rights and obligations set forth in Section 2(b) below) by entering into Sub-Advisory Agreements with one or more Sub-Advisors and, except as otherwise permitted under the terms of any exemptive relief granted to the Fund and Advisor by the SEC, or by rule or regulation, the Advisor may only enter into Sub-Advisory Agreements or materially amend Sub-Advisory Agreements with the approval of the Board and the approval of the shareholders of the affected Series. The Advisor shall be responsible for overseeing the performance of the Sub-Advisors and recommending changes in Sub-Advisors as appropriate. The Advisor may pay the Sub-Advisor a portion of the compensation received by the Advisor hereunder; provided, however, that the Advisor shall remain fully liable for all of its obligations under this Agreement.

The Advisor shall also administer the affairs of the Fund and, in connection therewith, shall be responsible for (i) overseeing the Fund’s insurance relationships; (ii) preparing for the Fund (or assisting counsel and/or auditors in the preparation of) all required tax returns, proxy statements and reports to the Fund’s shareholders and Directors and reports to and other filings with the SEC and any other governmental agency (the Fund agreeing to supply or to cause to be supplied to the Advisor all necessary financial and other information in connection with the foregoing); (iii) responding to all inquiries or other communications of shareholders, if any, which are directed to the Advisor, or if any such inquiry or communication is more properly to be responded to by the Fund’s transfer agent, custodian or accounting services agent, the Advisor is responsible for directing such inquiry to the appropriate party in a timely fashion and ensuring that such inquiry is responded to; and (iv) authorizing and directing any of the Advisor’s directors, officers and employees who may be elected as directors or officers of the Fund to serve in the capacities in which they are elected. All services to be furnished by the Advisor under this Agreement may be furnished through the medium of any such directors, officers or employees of the Advisor.

The Advisor will provide the Fund with any information reasonably requested regarding the services provided hereunder required for any meeting of the Board, or for any shareholder report, Form N-CSR, Form N-SAR, Form N-Q, Form N-PX, Form N-PORT, Form N-CEN, amended registration statement, proxy statement, prospectus supplement or similar document to be filed by the Fund with the SEC. The Advisor will make its officers and employees available to meet with the Board from time to time on due notice to review its services to the Fund in light of current and prospective economic and market conditions and shall furnish to the Board such information as may reasonably be necessary in order for the Board to evaluate this Agreement or any proposed amendments thereto.

(b)            BROKERAGE. In connection with the investment and reinvestment of the assets of each Series, the Advisor is authorized (and can delegate to Sub-Advisors) to select the brokers, dealers or futures commission merchants that will execute purchase and sale transactions for each Series’ portfolio (the “Portfolio”), to execute for each Series as its agent and attorney-in-fact standard customer agreements and other documentation in connection with opening trading accounts with such brokers, dealers or futures commission merchants, including, but not limited to, ISDA agreements, and to use all reasonable efforts to obtain the best available price and most favorable execution (“best execution”) with respect to all such purchases and sales of portfolio securities for said

Portfolio. The Advisor may take into consideration, among other things, the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of each Series on a continuing basis. The price to the Series in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered. The Advisor shall maintain records adequate to demonstrate compliance with the requirements of this section. Such records shall be made available to the Fund upon request.

In evaluating the ability of a broker-dealer to provide best execution with respect to a particular transaction, the Advisor may also consider the brokerage and research services provided (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934 (the “Exchange Act”)). Consistent with any guidelines established by the Board of Directors of the Fund and Section 28(e) of the Exchange Act, the Advisor is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for a Series which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Advisor determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer -- viewed in terms of that particular transaction or in terms of the overall responsibilities of the Advisor to its discretionary clients, including the Series. In addition, the Advisor is authorized to allocate purchase and sale orders for securities to brokers or dealers (including brokers and dealers that are affiliated with the Advisor, any Sub-Advisor or the Fund’s principal underwriter) if the Advisor believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms. In no instance, however, will a Series’ assets be purchased from or sold to the Advisor, any Sub-Advisor, the Fund’s principal underwriter, or any affiliated person of either the Fund, Advisor, any Sub-Advisor or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the SEC and the 1940 Act.

When the Advisor deems the purchase or sale of a security to be in the best interest of a Series as well as of other clients, the Advisor, to the extent permitted by applicable laws and regulations and consistent with the Advisor’s duty to seek best execution, may aggregate orders of the Series and of those other clients for the purchase or sale of the security. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Advisor in the manner it considers to be equitable and consistent with its fiduciary obligations to the Series and to such other clients.

The Fund authorizes and empowers the Advisor to open and maintain trading accounts in the name of each Series and to execute for each Series as its agent and attorney-in-fact customer agreements with such broker or brokers as the Advisor shall select as provided herein. The Advisor shall cause all securities and other property purchased or sold for a Series to be settled at the place of business of the custodian or as the custodian shall direct. All securities and other property of a Series shall remain in the direct or indirect custody of the custodian except as otherwise authorized by the Board.

The Advisor further shall have the authority to instruct the custodian to pay cash for securities and other property delivered to the custodian for a Series and deliver securities and other property against payment for a Series, and such other authority granted by the Fund from time to time. The Advisor shall not have authority to cause the custodian to deliver securities and other property or pay cash to the Advisor except as expressly provided herein.

3.            REPRESENTATIONS OF THE ADVISOR. The Advisor represents, warrants and agrees that it:

(a)            has all requisite power and authority to enter into and perform its obligations under this Agreement;

(b)            has taken all necessary actions to authorize its execution, delivery and performance of this Agreement;

(c)            is registered as an advisor under the Advisers Act; and

(d)            has furnished to the Fund the Advisor’s most recent registration statement on Form ADV.

4.            REPRESENTATIONS OF THE FUND. The Fund represents, warrants and agrees that it:

(a)            has all requisite power and authority to enter into and perform its obligations under this Agreement;

(b)            has taken all necessary actions to authorize its execution, delivery and performance of this Agreement; and

(c)            has furnished to the Advisor copies of each of the following documents: (i) the Articles of Incorporation of the Fund; (ii) the By-Laws of the Fund; (iii) the resolutions of the Board approving the engagement of the Advisor as investment advisor of the Series and approving the form of this Agreement; and (iv) current copies of a Series’ Prospectus and Statement of Additional Information. The Fund shall furnish the Advisor from time to time with copies of all material amendments of or material supplements to the foregoing, if any.

5.            COVENANTS OF THE ADVISOR. The Advisor covenants that it shall:

(a)            maintain all licenses and registrations necessary to perform its duties hereunder in good order; and

(b)            maintain insurance in the types and in an amount at least equal to that disclosed to the Board of Directors in connection with their approval of this Agreement and shall provide prompt notice to the Fund (i) of any material changes in its insurance policies or insurance coverage; or (ii) if any material claims are reasonably expected to be made on its insurance policies. Furthermore, the Advisor shall, upon reasonable request, provide the Fund with any information it may reasonably require concerning the amount of or scope of such insurance.

6.            INDEPENDENT CONTRACTOR. The Advisor shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized to do so in this Agreement or another writing by the Fund to the Advisor, have no authority to act for or represent the Fund or the Series in any way, or in any way be deemed an agent for the Fund or for the Series. It is expressly understood and agreed that the services to be rendered by the Advisor to the Series under the provisions of this Agreement are not to be deemed exclusive, and that the Advisor may give advice and take action with respect to other clients, including affiliates of the Advisor, that may be similar to or different from that given to the Series.

7.            ADVISOR’S PERSONNEL. The Advisor shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement.

8.            EXPENSES.

(a)            With respect to the operation of each Series, the Advisor shall be responsible for (i) providing the personnel, office space and equipment reasonably necessary to perform its obligations hereunder; and (ii) all compensation of all Directors, officers and employees of the Fund who are affiliated persons of the Advisor (except to the extent the Board shall have specifically approved the payment by the Fund of all or a portion of the compensation of the Fund’s chief compliance officer), provided, however, the foregoing shall not be construed to prevent such affiliated persons from being reimbursed for reasonable expenses incurred in connection with Fund board meetings.

(b)            The Advisor and the Fund, on behalf of a Series, may, but are not obligated to, enter into a separate agreement pursuant to which the Advisor agrees to waive its management fee and/or reimburse Series expenses in order to limit the total annual operating expenses of the Series at a level set forth in such agreement.

(c)            Each Series is responsible for and has assumed the obligation for payment of all of its expenses, other than as stated in Section 8(a) above, including but not limited to: fees and expenses incurred in connection with the issuance, registration and transfer of its shares; brokerage and commission expenses; all expenses of transfer, receipt, safekeeping, servicing and accounting for the cash, securities and other property of the Fund for the benefit of the Series including all fees and expenses of its custodian, shareholder services agent and accounting services agent; interest charges on any borrowings; costs and expenses of pricing and calculating its daily net asset value (including, without limitation, any equipment or services obtained for the purpose of pricing shares or valuing a Series’ assets) and of maintaining its books of account required under the 1940 Act; taxes, if any; expenditures in connection with meetings of the Series’ shareholders and the Board of Directors that are properly payable by the Series; salaries and expenses to officers of the Fund other than those affiliated with the Advisor; an allocated portion of the salary and expenses of the Fund’s Chief Compliance Officer as may be agreed upon with the Advisor; fees of members of the Board of Directors or members of any advisory board or committee other than those affiliated with the Advisor; reasonable out of pocket expenses of members of the Board of Directors or members of any advisory board or committee, including those affiliated with the Advisor, incurred in connection with Fund board meetings; insurance premiums on property or personnel of the Series which inure to its benefit, including liability and fidelity bond insurance; the cost of preparing, printing and mailing reports, proxy statements, prospectuses and statements of additional information of the Series or other communications for distribution to prospective and existing shareholders to the extent permitted by law; legal, auditing and accounting fees; all or any portion of trade association dues or educational program expenses determined appropriate by the Board of Directors; dues or assessments of or contributions to the Investment Company Institute or any successor; reasonable out of pocket expenses incurred by the Fund’s Chief Compliance Officer or designee related to the performance of their duties overseeing the Fund’s Rule 38a-1 compliance program, including oversight of the Fund’s service providers; fees and expenses (including legal fees) of registering and maintaining registration of its shares for sale under applicable securities laws; all expenses of maintaining and servicing shareholder accounts, including all charges for transfer, shareholder recordkeeping, dividend disbursing, redemption, and other agents for the benefit of the Series, if any; and all other charges and costs of its operation plus any extraordinary and non-recurring expenses as may arise, including litigation affecting the Fund and the Fund’s obligation to indemnify its officers and Directors with respect thereto in accordance with the Fund’s governing documents, except as herein otherwise prescribed.

(d)            Nothing herein shall prohibit the Directors from approving the payment by the Fund of additional compensation to others for consulting services, supplemental research and security and economic analysis.

9.            INVESTMENT ADVISORY AND MANAGEMENT FEE.

(a)            The Series shall pay to the Advisor, and the Advisor agrees to accept, as full compensation for all services furnished or provided to such Series pursuant to this Agreement, an annual management fee at the rate set forth in Schedule A to this Agreement.

(b)            The management fee shall be accrued daily by the Series and paid to the Advisor on a monthly basis.

(c)            The initial fee under this Agreement shall be payable in the month following the effective date of this Agreement and shall be prorated as set forth below. If this Agreement is terminated prior to the end of any month, the fee to the Advisor shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the number of calendar days in the month, and shall be payable within 10 days after the date of termination.

(d)            The fee payable to the Advisor under this Agreement will be reduced to the extent of any receivable owed by the Advisor to the Series and as may be agreed to by the parties under any expense limitation agreement between the parties.

10.            CONFLICTS WITH FUND’S GOVERNING DOCUMENTS AND APPLICABLE LAWS. Nothing herein contained shall be deemed to require the Fund or any Series to take any action contrary to the Fund’s Articles of Incorporation or By-Laws, or any applicable statute or regulation, or to relieve or deprive the Board of Directors of its responsibility for and control of the conduct of the affairs of the Fund and Series. In this connection, the Advisor acknowledges that the Directors retain ultimate plenary authority over the Series and may take any and all actions necessary and reasonable to protect the interests of shareholders.

11.            REPORTS AND ACCESS.

(a)            The Advisor agrees to supply such information to the Fund as shall be reasonably necessary to permit the Fund’s service providers to satisfy their obligations and respond to the reasonable requests of the Board of Directors.

(b)            The Fund agrees to provide the Advisor such information about the Fund and each Series as is necessary and appropriate for the Advisor to perform its services hereunder.

12.            ADVISOR’S LIABILITIES; STANDARD OF CARE; INDEMNIFICATION.

(a)            The Advisor shall comply with all applicable laws and regulations in the discharge of its duties under this Agreement; and it shall (as provided in Section 2 above) comply with the investment policies, guidelines and restrictions of the Series.

(b)            The Advisor shall not be obligated to perform any service not described in this Agreement, and shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved.

(c)            In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of the Advisor, the Advisor shall not be subject to liability to the Fund or a Series or to any shareholder of a Series for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by a Series, including, without limitation for any error of judgment, for any mistake of law, for any act or omission by the Advisor or any affiliate of the Advisor or by any Sub-Advisor. It is agreed that the Advisor shall have no responsibility or liability for the accuracy or completeness of the Fund’s registration statement under the 1940 Act or the Securities Act of 1933, as amended (the “1933 Act”) except for information supplied by the Advisor for inclusion therein. Federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Fund, a Series or any shareholder of a Series may have under any federal securities law or state law.

(d)            The Advisor shall indemnify and hold harmless the Fund from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) resulting from the Advisor’s willful misfeasance, bad faith or gross negligence in connection with the performance of the Advisor’s obligations under this Agreement, or from the Advisor’s reckless disregard of its obligations and duties under this Agreement; provided, however, that the Advisor’s obligation under this Section 12 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Advisor, is caused by or is otherwise directly related to the Fund’s own willful misfeasance, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement.

(e)            The Fund shall indemnify and hold harmless the Advisor from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) resulting from the Fund’s willful misfeasance, bad faith or gross negligence in connection with the performance of the Advisor’s obligations under this Agreement, or from the Fund’s reckless disregard of its obligations and duties under this Agreement; provided, however, that the Fund’s obligation under this Section 12 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Advisor, is caused by or is otherwise directly related to the Advisor’s own willful misfeasance, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement.

(f)            Neither the Advisor nor the Fund shall be liable for special, consequential or incidental damages.

(g)            No provision of this Agreement shall be construed to protect any Director or officer of the Fund, or officer of the Advisor, from liability in violation of Sections 17(h) and (i) of the 1940 Act.

13.            LIMITATION OF LIABILITY. It is expressly agreed that the obligations of the Fund hereunder shall not be binding upon any of the Directors, shareholders, nominees, officers, agents or employees of the Fund personally, but shall bind only the assets of the Fund. The execution and delivery of this Agreement have been authorized by the Directors, and this Agreement has been signed and delivered by an authorized officer of the Fund, acting as such, and neither such authorization by the Directors nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on them personally, but shall bind only the assets of the Fund as provided in the Fund’s Articles of Incorporation and By-Laws. In addition, no Series of the Fund shall be liable for the obligations of any other Series of the Fund.

14.            EXCLUSIVITY; TRADING FOR ADVISOR’S OWN ACCOUNT. The services of the Advisor to the Fund and the Series are not to be deemed exclusive, and the Advisor may act as investment advisor for any other person, and shall not in any way be limited or restricted from buying, selling or trading any securities for its or their own accounts or the accounts of others for whom it or they may be acting, provided, however, that the Advisor expressly agrees that it will undertake no activities which, in its reasonable judgment, will adversely affect the performance of its obligations to a Series under this Agreement. The Fund agrees that the Advisor may give advice and take action in the performance of its duties with respect to any of its other clients which may differ from advice given or the timing or nature of action taken with respect to the Fund. Nothing in this Agreement shall be deemed to require the Advisor, its principals, affiliates, agents or employees to purchase or sell for a Series any security which it or they may purchase or sell for its or their own account or for the account of any other client.

15.            TERM.

With respect to a Series, this Agreement shall become effective on the date of execution of this Agreement or, if later, at the time the Series commences operations pursuant to an effective amendment to the Fund’s Registration Statement under the 1933 Act, and shall remain in effect for a period of two (2) years, unless sooner terminated as hereinafter provided. This Agreement shall continue in effect thereafter, with respect to a Series, for additional periods not exceeding one year so long as such continuation is specifically approved at least annually by (i) the Board of Directors or by the vote of a majority of the outstanding voting securities of the Series and (ii) the vote of a majority of the Directors of the Fund who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval; provided, however, that if the shareholders of a Series fail to approve the Agreement as provided herein, the Advisor may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act and rules and regulations thereunder. The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings set forth in the 1940 Act, and the foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

16.            RIGHT TO USE NAME.

The name “Manning & Napier” or any reasonable derivation of the same, and all rights to the use of the name “Manning & Napier” belong to the Advisor and its affiliates, and the Advisor and its affiliates have the right to license such name to the Fund and the Series. In that regard, the Advisor has consented to the use by the Fund of the identifying words “Manning & Napier” and has granted to the Fund a non-exclusive license to use the name Manning & Napier as part of the name of the Fund and the name of any Series. In the event that the Advisor or one of its affiliates is not appointed as investment advisor of the Fund or ceases to be the investment advisor of the Fund or of any Series, the non-exclusive license granted herein may be revoked by the Advisor and, if so revoked, the Fund shall cease using the name “Manning & Napier” as part of its name or the name of any Series, unless otherwise consented to by the Advisor or any successor to its interests in such name.

17.            TERMINATION; NO ASSIGNMENT.

(a)            This Agreement may be terminated by the Fund on behalf of a Series at any time without payment of any penalty, by the Board of Directors or by vote of a majority of the outstanding voting securities of the Series, upon sixty (60) days’ written notice to the Advisor, and by the Advisor upon sixty (60) days’ written notice to the Series. In the event of a termination, the Advisor shall cooperate in the orderly transfer of the Series’ affairs and, at the request of the Board of Directors, transfer, at the Series’ expense, any and all books and records of the Series maintained by the Advisor on behalf of the Series.

(b)            This Agreement shall terminate automatically in the event of its assignment. The term “assignment” shall have the meaning set forth in the 1940 Act.

18.            BOOKS AND RECORDS. The Advisor shall not be responsible for the provision of administrative, bookkeeping or accounting services to the Fund under this Agreement, except as otherwise provided herein or as may be necessary for the Advisor to supply to the Fund or the Board the information required to be supplied under this Agreement. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Advisor hereby agrees that all records which it maintains for the Series are the property of the Fund and further agrees to surrender promptly to the Fund copies of any of such records upon the Fund’s request, provided, however, that the Advisor may retain copies of any records to the extent required for it to comply with applicable laws. The Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records relating to its activities hereunder required to be maintained by Rule 31a-1 under the 1940 Act and to preserve the records relating to its activities hereunder required by Rule 204-2 under the Advisers Act for the period specified in said Rule.

19.            CONFIDENTIALITY; NONPUBLIC PERSONAL INFORMATION. Each party to this Agreement shall keep confidential any nonpublic information concerning the other party and will not use or disclose such information for any purpose other than the performance of its responsibilities and duties hereunder, unless the non-disclosing party has authorized such disclosure or if such disclosure is compelled by subpoena or is expressly required or requested by applicable federal or state regulatory authorities. Nonpublic information shall not include information a party to this Agreement can clearly establish was (a) known to the party prior to this Agreement; (b) rightfully acquired by the party from third parties whom the party reasonably believes are not under an obligation of confidentiality to the other party to this Agreement; (c) placed in public domain without fault of the party or its affiliates; or (d) independently developed by the party without reference or reliance upon the nonpublic information.

Notwithstanding any provision herein to the contrary, the Advisor agrees on behalf of itself and its managers, members, officers, and employees (1) treat confidentially and as proprietary information of the Fund (a) all records and other information relative to the Series’ prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”); and (2) except after prior notification to and approval in writing by the Fund, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by the Fund and communicated in writing to the Advisor. Such written approval shall not be unreasonably withheld by the Fund and may not be withheld where the Advisor may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.

20.            ANTI-MONEY LAUNDERING COMPLIANCE. The Advisor acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any implementing regulations thereunder (together, “AML Laws”), the Fund has adopted an Anti-Money Laundering Policy. The Advisor agrees to comply with the Fund’s Anti-Money Laundering Policy and the AML Laws, as the same may apply to the Advisor, now and in the future; provided, however, that the Advisor shall not be liable in respect of any failure by it to comply with changes to the Fund’s Anti-Money Laundering Policy of which it has not been notified in writing by the Fund a reasonable time in advance of the effectiveness of such changes. The Advisor further agrees to provide to the Fund and/or the administrator such reports, certifications and contractual assurances as may be reasonably requested by the Fund. The Fund may disclose information regarding the Advisor to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation.

21.            CERTIFICATIONS; DISCLOSURE CONTROLS AND PROCEDURES. The Advisor acknowledges that, in compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the implementing regulations promulgated thereunder, the Fund and the Series are required to make certain certifications and have adopted disclosure controls and procedures. To the extent reasonably requested by the Fund, the Advisor agrees to use its best efforts to assist the Fund and the Series in complying with the Sarbanes-Oxley Act and implementing the Fund’s disclosure controls and procedures. The Advisor agrees to inform the Fund of any material development related to the Series that the Advisor reasonably believes is relevant to the Series’ certification obligations under the Sarbanes-Oxley Act.

22.            NOTIFICATION. The Advisor agrees that it will provide prompt notice to the Fund about material changes in the employment status of key investment management personnel involved in the management of any Series, material changes in the investment process used to manage any Series, any changes in senior management, operations, financial condition or ownership of the Advisor’s firm and the occurrence of any event that would disqualify the Advisor from serving as an investment advisor of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

23.            NOTICES. Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by US mail (first class, postage prepaid), by hand or by commercial overnight delivery service, addressed as follows:

ADVISOR: Manning	& Napier Advisors, LLC
290 Woodcliff Dr.
Fairport, NY 14450

FUND: Manning	& Napier Fund, Inc.
290 Woodcliff Dr.
Fairport, NY 14450

24.            AMENDMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties and only in accordance with the provisions of the 1940 Act and the rules and regulations promulgated thereunder.

25.            SEVERABILITY AND ENTIRE AGREEMENT. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter. In the event the terms of this Agreement are applicable to more than one Series, the Fund is entering into this Agreement with the Advisor on behalf of the respective Series severally and not jointly, with the express intention that the provisions contained in each numbered Section hereof shall be understood as applying separately with respect to each Series as if contained in separate agreements between the Fund and Advisor for each such Series. In the event that this Agreement is made applicable to any additional Series by way of a Schedule executed subsequent to the date first indicated above, provisions of such Schedule shall be deemed to be incorporated into this Agreement as it relates to such Series so that, for example, the execution date for purposes of Section 14 of this Agreement with respect to such Series shall be the execution date of the relevant Schedule.

26.            CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

27.            GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Advisers Act and any rules and regulations promulgated thereunder.

28.            COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

29.            MISCELLANEOUS. Where the effect of a requirement of the 1940 Act or the Advisers Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all on the day and year first above written.

Manning & Napier Fund, Inc. on behalf of the series listed on Schedule A		Manning & Napier Advisors, LLC

By:	/s/ Michele T. Mosca	By:	/s/ Richard Yates

Name:	Michele T. Mosca	Name:	Richard Yates

Title:	President	Title:	Chief Legal Officer

SCHEDULE A

Series	Annual Fee Rate as a Percentage of Average Daily Net Assets
Rainier International Discovery Series	0.90%